Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 20, 2005 with respect to the statement of revenue and certain expenses of ForeSite 2005 Acquisition for the year ended December 31, 2004, which appears in the Current Report on Form 8-K of Global Signal Inc. dated June 6, 2005. We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

/s/ Dixon Hughes PLLC

Birmingham, Alabama
June 3, 2005